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                                                                                                                       Exhibit 12.1

                                                        HRPT PROPERTIES TRUST
                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Interest Only)
                                                       (dollars in thousands)


                                   Six Months Ended June 30,                         Year Ended December 31,
                                  ---------------------------    ----------------------------------------------------------------
                                      2002           2001           2001          2000         1999          1998          1997
                                  ---------------------------    ----------------------------------------------------------------
Earnings:
   Income before equity in
     earnings (loss) of
     equity investments and
     extraordinary item             $  43,683    $  47,311         $  89,659    $ 110,086    $ 116,638    $ 136,756    $  97,230
  Fixed charges                        44,602       47,191            91,305      104,337       91,420       66,612       38,703
  Distributions from equity
     investments                       13,493       13,286            26,651       30,294       18,606       10,320        9,640
  Capitalized interest                 (1,443)        (523)             (787)      (1,680)      (1,488)        (447)        (165)
                                  ---------------------------    ----------------------------------------------------------------
Adjusted Earnings                   $ 100,335    $ 107,265         $ 206,828    $ 243,037    $ 225,176    $ 213,241    $ 145,408
                                  ===========================    ================================================================

Fixed Charges:
  Interest expense                  $  41,297    $  45,128         $  87,075    $ 100,074    $  87,470    $  64,326    $  36,766
  Amortization of deferred
     financing costs                    1,862        1,540             3,443        2,583        2,462        1,839        1,772
  Capitalized interest                  1,443          523               787        1,680        1,488          447          165
                                  ---------------------------    ----------------------------------------------------------------
Total Fixed Charges                 $  44,602    $  47,191         $  91,305    $ 104,337    $  91,420    $  66,612    $  38,703
                                  ===========================    ================================================================

Ratio of Earnings to Fixed
  Charges                                2.2x         2.3x              2.3x         2.3x         2.5x         3.2x         3.8x
                                  ===========================    ================================================================
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